RESTRICTED STOCK UNIT AWARD AGREEMENT
UNDER THE LIVENT CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN

This RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is made by and between Livent Corporation (the “Company”) and [Participant Name] (the “Participant”).
WHEREAS, the Company maintains the Livent Corporation Incentive Compensation and Stock Plan (as it may be amended from time to time, the “Plan”);
WHEREAS, Article 11 of the Plan authorizes the grant of Awards in the form of Restricted Stock Units;
WHEREAS, in recognition of the Participant’s past and anticipated future contributions to the Company, and to further align the Participant’s personal financial interests with those of the Company’s stockholders, the Committee has approved this grant of Restricted Stock Units to the Participant on the terms described herein, effective as of [Grant Date] (the “Grant Date”); and
WHEREAS, the terms of the Plan are incorporated herein by reference and made a part of this Agreement and will control the rights and obligations of the Company and the Participant under this Agreement. In the event of a conflict among the provisions of the Plan, this Agreement and any descriptive materials provided in connection herewith, the provisions of the Plan will prevail. Capitalized terms not otherwise defined herein will have the same meanings as in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:
1.Grant of Restricted Stock Units. Pursuant to the Plan, effective as of the Grant Date, the Committee hereby grants to the Participant this Award of [Number of Shares Granted] Restricted Stock Units on the terms and conditions set forth herein (the “Units”). Each Unit, once vested, represents an unfunded, unsecured right of the Participant to receive one share of Common Stock (each, a “Share”) at a specified time. The Units will become vested, and the underlying Shares will be issued in respect of vested Units, as set forth in this Agreement.
2.    Vesting.
(a)    Subject to the Participant’s continued employment by the Company or any of its Affiliates through the Vesting Date (as defined below), 100% of the Units shall become vested on the third-anniversary of the Grant Date (the “Vesting Date”). Notwithstanding the foregoing, subject to the Participant’s continued employment by the Company or any of its Affiliates through the applicable date or event, unvested Units shall fully vest upon the earliest to occur of:
(i)    the date the Participant has both attained age 62 and completed 10 years of service with the Company, FMC and their respective Affiliates;
(ii)    the Participant’s attainment of age 65;
(iii)    the Participant’s death;
(iv)    the Participant’s Disability;
(v)    a Change in Control, if the Company’s successor or the surviving entity (or its parent) fails to continue or assume the Award;
(vi)    subject to Section 2(d), the Participant’s Termination of Employment within two years following a Change in Control due to either a termination by the Company or its applicable Affiliate without Cause or a resignation by the Participant with Good Reason (as defined in Section 24); or
(vii)    the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)    Notwithstanding anything to the contrary in Section 2(a), subject to Section 2(d), in the event of the Participant’s Termination of Employment by the Company without Cause prior to the Vesting Date (other than within two years following a Change in Control), a pro-rata portion of the unvested Units shall become vested on the effective date of such Termination of Employment, determined by multiplying (A) the number of unvested Units by (B) a fraction (x) the numerator of which is the number of days the Participant was employed by the Company or any of its Affiliates from and after the Grant Date and prior to the date of the Participant’s Termination of Employment and (B) the denominator of which is the total number of calendar days during the period beginning on the Grant Date and ending on the Vesting Date.
(c)    Upon the Participant’s Termination of Employment for any reason, any Unit (or portion thereof) that has not become vested on or prior to the effective date of such Termination of Employment (including, for the avoidance of doubt, in accordance with the terms of Sections 2(a) or (b)) will then be forfeited immediately and automatically and the Participant will have no further rights with respect thereto.
(d)    The application of Sections 2(a)(vi) and 2(b) is in each case conditioned on (i) the Participant’s execution and delivery to the Company of a general release of claims against the Company, FMC and their respective Affiliates in a form prescribed by the Company, and (i) such release becoming irrevocable within 60 days following the Participant’s Termination of Employment or such shorter period specified by the Company. For avoidance of doubt, if this release requirement is not timely satisfied, the Units will be forfeited as of the effective date of the Participant’s Termination of Employment and the Participant will have no further rights with respect thereto.
3.    Timing of Issuance.
(a)    Subject to Section 3(b), Shares will be issued in respect of vested Units upon the earliest to occur of:
(i)    the Vesting Date;
(ii)    the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)), provided that such separation is due to (A) a termination by the Company or an Affiliate without Cause, (B) a resignation by the Participant with Good Reason within two years following a Change in Control, or (C) the Participant’s Disability, if such condition does not render the Participant “disabled” as that term is defined in Treas. Reg. §§ 1.409A-3(i)(4)(i) and (iii);
(iii)    the Participant Disability, if such condition renders the Participant “disabled” as that term is defined in Treas. Reg. §§ 1.409A-3(i)(4)(i) and (iii);
(iv)    the Participant’s death; or
(v)    the Company’s termination of this arrangement in a manner consistent with the requirements of Treas. Reg. § 1.409A-3(j)(4)(ix).
(b)    Notwithstanding anything herein to the contrary:
(i)    to the extent permitted by Treas. Reg. § 1.409A-3(j)(4)(vi), the issuance of Shares in respect of a number of vested Units will be accelerated to the date that employment taxes become payable with respect to this Award. Such number of Units will be equal to the reasonably estimated amount of employment taxes then required to be withheld and remitted, divided by the then current Fair Market Value;
(ii)    to the extent the requirements of Treas. Reg. § 1.409A-2(b)(7)(ii) are met, the issuance of Shares hereunder will be delayed to the extent the Company reasonably anticipates that the issuance will violate Federal securities laws or other applicable laws;
(iii)    to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) is necessary to avoid the application of an additional tax under Section 409A of the Code, Shares that are otherwise issuable upon the Participant’s “separation from service” (as that term is defined in Treas. Reg. § 1.409A-1(h)) will be deferred (without interest) and issued to the Participant immediately following that six-month period; and
(iv)    if the Units vest as a result of the application of Section 2(a)(vi) or 2(b) and the period for the required release to become irrevocable under Section 2(d)(ii) spans two calendar years, Shares will not be issued prior to the start of that second calendar year.
(c)    Fractional Shares will be rounded up to the next whole Share.
4.    Non-Transferability. Neither the Units nor any right with respect thereto may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance will be void and unenforceable against the Company.
5.    Stockholder Rights.
(a)    The Participant will not have any stockholder rights or privileges, including voting or dividend rights, with respect to the Shares subject to Units until such Shares are actually issued and registered in the Participant’s name in the Company’s books and records.
(b)    The foregoing notwithstanding, if the Company declares and pays a cash dividend or distribution with respect to Shares while Units are outstanding hereunder, the Company will make a special cash payment to the Participant equal to the amount of the dividend or distribution that would have been payable to the Participant had he or she been the record holder of a number of Shares equal to the number of Units outstanding hereunder (whether or not vested) on the record date of such dividend or distribution. Such special cash payment will be paid at the same time as the related dividend or distribution and will be subject to withholding for applicable taxes.
6.    No Limitation on Rights of the Company. For the avoidance of doubt, the grant of the Units will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, reincorporate, dissolve, liquidate or sell or transfer all or any part of its business or assets.
7.    Clawback Policy. Without limiting the generality of Article 14 of the Plan, to the extent the Participant is a current or former executive officer of the Company, the Units, any Shares or other securities or property issued in respect of the Units, and the rights of the Participant hereunder, are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts paid or credited to current or former executive officers of the Company. The Committee will make any determination for clawback or recovery under any such policy in its sole discretion and in accordance with any applicable law or regulation, and the Participant agrees to be bound by any such determination.
8.    Employment. Nothing in this Agreement or in the Plan will confer on the Participant any right to continue in employment or service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or Affiliate employing or retaining the Participant) to terminate the Participant’s employment or service at any time for any reason, with or without cause.
9.    Tax Treatment and Withholding.
(a)    The Participant has had the opportunity to review with his or her own tax advisors the federal, state and local tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.
(b)    The Company may withhold any tax (or other governmental obligation) arising in connection with this Award (or any dividend or distribution thereon). It is a condition to the Company’s obligation to issue Shares hereunder that the Participant pay to the Company such amount as may be required to satisfy all tax withholding obligations (or other governmental obligations) arising in connection with this Award (or otherwise make arrangements acceptable to the Company for the satisfaction of such tax withholding obligations). If the required withholding amount required is not timely paid or satisfied, the Participant’s right to receive such Shares will be permanently forfeited. Notwithstanding the foregoing, and in accordance with Section 17.03 of the Plan, the Participant may satisfy any such withholding requirement by transferring to the Company pursuant to such procedures as the Committee may require, effective as of the date on which such requirement arises, a number of vested Shares owned and designated by the Participant having an aggregate Fair Market Value as of such date that is at least equal to the minimum, and not more than the maximum, amount required to be withheld. If the Committee permits the Participant to satisfy any such withholding requirement pursuant to the preceding sentence, the Company shall remit to the Internal Revenue Service and appropriate state and local revenue agencies, for the credit of the Participant, an amount of cash withholding equal to the Fair Market Value of the Shares transferred to the Company as provided above.
10.    Notices.
(a)    Any notice required to be given or delivered to the Company under the terms of this Agreement will be addressed to it in care of its Secretary, Livent Corporation, 2929 Walnut Street, Philadelphia, PA 19104, and any notice to the Participant will be addressed to the Participant’s address now on file with the Company, or to such other address as either may designate to the other in writing. Except as otherwise provided below in Section 11(b), any notice will be deemed to be duly given when enclosed in a properly sealed envelope addressed as stated above and deposited, postage paid, in a post office or branch post office regularly maintained by the United States government.
(b)    The Participant hereby authorizes the Company to deliver electronically any prospectuses or other documentation related to this Award, the Plan and any other compensation or benefit plan or arrangement in effect from time to time (including, without limitation, reports, proxy statements or other documents that are required to be delivered to participants in such plans or arrangements pursuant to federal or state laws, rules or regulations). For this purpose, electronic delivery will include, without limitation, delivery by means of e-mail or e-mail notification that such documentation is available on the Company’s Intranet site. Upon written request, the Company will provide to the Participant a paper copy of any document also delivered to the Participant electronically. The authorization described in this Section 11(b) may be revoked by the Participant at any time by written notice to the Company.
11.    Beneficiaries. In the event of the death of the Participant, the issuance of Shares under Section 3 shall be made in accordance with the Participant’s written beneficiary designation on file with the Company or its representative and/or agent (if such a designation has been duly filed with the Company or its representative and/or agent, in the form prescribed by the Company and in accordance with the notice provisions of Section 11(a)). In the absence of any such beneficiary designation, the delivery of Shares under Section 3 will be made to the person or persons to whom the Participant’s rights shall pass by will or by the applicable laws of intestacy.
12.    Government Regulation. The Company’s obligation to deliver Shares in respect of vested Units will be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.    Administration. By entering into this Agreement, the Participant agrees and acknowledges that (a) the Company has provided or made available to the Participant a copy of the Plan, (b) he or she has read the Plan, (c) all Units are subject to the Plan and (d) pursuant to the Plan, the Committee is authorized to interpret the Plan and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to questions arising under the Plan or this Agreement.
14.    References. References herein to rights and obligations of the Participant shall apply, where appropriate, to the Participant’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.
15.    Binding Effect. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.
16.    Entire Agreement; Amendment. This Agreement, together with the Plan, represents the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, written or otherwise, relating to the subject matter hereof. This Agreement may only be amended by a writing signed by each of the parties hereto, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan.
17.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to the principles of conflict of laws.
18.    Privacy. By signing this Agreement, the Participant hereby acknowledges and agrees to the Company’s transfer of certain personal data of such Participant to the Company and its agents for purposes of implementing, performing or administering the Plan, this Award or any related benefit. Participant expressly gives his or her consent to the Company to process such personal data.
19.    Discretionary Nature. The Participant acknowledges and agrees that this award is discretionary, and any future awards will be made in the Committee’s discretion; and that the Plan may be terminated, amended or canceled by the Company at any time in accordance with its terms.
20.    Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
21.    Counterparts. This Agreement may be executed in multiple counterparts (including by facsimile or .pdf signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
22.    Section 409A of the Code. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A of the Code and the regulations thereunder, and the provisions of this Agreement shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code, and this Agreement shall be operated accordingly. If any provision of this Agreement or any term or condition of the Units would otherwise frustrate or conflict with this intent, the provision, term or condition shall be interpreted and deemed amended so as to avoid this conflict. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
23.    Good Reason. For purposes of this Agreement, “Good Reason” will have the meaning defined in the Participant’s Individual Agreement, if any. If no Individual Agreement exists, “Good Reason” will mean the occurrence of any one or more of the following without the Participant’s consent:
(a)    A material, adverse change in title, authority or duties (including the assignment of duties materially inconsistent with the Participant’s position);
(b)    A relocation of the Participant’s principal worksite more than 50 miles; or
(c)    A material reduction in the Participant’s base salary;
provided that none of the foregoing events or conditions will constitute Good Reason unless the Participant provides the Company with written objection to the event or condition within 30 days following the initial occurrence thereof, the Company does not reverse or otherwise cure the event or condition within 30 days of receiving that written objection, and the Participant resigns his or her employment within 30 days following the expiration of that cure period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement on the respective date below indicated.

LIVENT CORPORATION
By:
Title:
Date:
PARTICIPANT

Signature:
Date: